                                                                    Exhibit 99.1

(MERCK LOGO)                                                        News Release

--------------------------------------------------------------------------------
Media Contact:    Janet Skidmore            Investor Contact: Graeme Bell
                  (908) 423-3046                              (908) 423-5185


    MERCK ANNOUNCES SECOND-QUARTER 2005 EARNINGS PER SHARE (EPS) OF 33 CENTS; EXCLUDING NET TAX CHARGE PRIMARILY RELATED TO AMERICAN JOBS CREATION ACT
                           (AJCA), EPS WERE 62 CENTS

   - RESULTS REFLECT NET TAX CHARGE OF 29 CENTS PER SHARE PRIMARILY RELATED TO AJCA REPATRIATION

   - MERCK ANTICIPATES FULL-YEAR 2005 EPS RANGE OF $2.44 TO $2.52, EXCLUDING NET TAX CHARGE, AND REPORTED FULL-YEAR 2005 EPS RANGE OF $2.15 TO $2.23

   -  MERCK ANTICIPATES THIRD-QUARTER EPS OF 61 TO 65 CENTS


   - COMBINED NEW PRESCRIPTIONS FOR ZETIA AND VYTORIN REACHED 12.5% OF U.S. LIPID-LOWERING MARKET, BASED ON MOST RECENT WEEKLY DATA

   - U.S. FOOD & DRUG ADMINISTRATION ACCEPTS LICENSE APPLICATIONS FOR BOTH ROTATEQ AND ZOSTAVAX FOR STANDARD REVIEW

   -  MERCK AND SUMITOMO AGREE TO COLLABORATE ON DEVELOPMENT AND
      COMMERCIALIZATION OF SCHIZOPHRENIA COMPOUND LURASIDONE

WHITEHOUSE STATION, N.J., July 21, 2005 - Merck & Co., Inc. today announced that earnings per share (EPS) for the second quarter of 2005 were $0.33, compared to $0.79 for the second quarter of 2004. In the second quarter of 2005, the Company recorded a net tax charge of $640 million to Taxes on Income (29 cents per share), which included a $740 million charge relating to the decision to repatriate $15 billion of foreign earnings in accordance with the American Jobs Creation Act (AJCA) of 2004, partially offset by a $100 million benefit associated with a decision to implement certain tax planning strategies. Excluding the impact of the net tax charge, EPS for the second quarter of 2005 were $0.62. Net income was $720.6 million, compared to $1,768.1 million in the second quarter of last year.

         Worldwide sales were $5.5 billion for the quarter, compared to $6.0 billion for the second quarter of 2004. Total sales decreased 9% for the quarter, which reflects a decrease of 11% related to the VIOXX withdrawal, offset by other revenue growth of 2%.

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                                       2


         For the first six months of 2005, EPS were $0.95. Excluding the impact of the net tax charge, EPS for the first six months of 2005 were $1.24. Net income was $2,090.7 million and worldwide sales were $10.8 billion for the first six months of 2005. Total sales decreased 7% for the first six months, which reflects a decrease of 12% related to the VIOXX withdrawal, offset by other revenue growth of 5%. Global sales performance includes a 2% favorable effect from foreign exchange for the quarter and the first six months of the year.

         "As I said when I was named CEO, meeting the needs of patients and building shareholder value are the cornerstone of this Company," said Richard T. Clark, who was elected Chief Executive Officer and President and a member of the Merck Board of Directors on May 5. "We are committed to enhancing Merck's current and future performance. We must gain approval for and launch the four investigational vaccines in the pipeline, expeditiously file for and gain approval of the next wave of promising late-stage pipeline products, and increase efforts to reduce Merck's cost structure over and above what has been achieved to date."

         Mr. Clark has identified several priorities for Merck, and they will be the center of the Company's work moving forward. "We will be focusing on prioritizing therapeutic areas that provide the best prospects for success, creating the future selling model for Merck's products, improving ways of demonstrating the value of our products to customers, and instilling a mindset and set of capabilities about managing costs and increasing productivity," he added. "There is much more work to be done, but we have the financial strength, resolve and capability to accomplish our goals."

         Marketing and administrative expenses increased 9% as compared to the second quarter of 2004, including a 3% increase from foreign exchange. The increase reflects activities required to prepare for the launch of four new investigational vaccines and to maintain activities in support of in-line products.

         Research and development expenses were $947 million during the second quarter, a 4% decrease from the second quarter of 2004. Excluding the second quarter 2004 impact of $120 million of licensing expense resulting from the collaborations with Bristol-Myers Squibb Company and with Vertex Pharmaceuticals, research and development expense increased 9% for the quarter.

         In accordance with the AJCA, Merck will repatriate $15 billion in cash to the United States in 2005. The repatriation will result in tax payments in the United States of approximately $740 million.

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
                                       3


THIRD-QUARTER AND FULL-YEAR 2005 EPS GUIDANCE

         Merck anticipates third-quarter EPS of $0.61 to $0.65. Merck anticipates full-year 2005 EPS of $2.44 to $2.52 excluding the net tax charge of $640 million in the second quarter. Merck anticipates reported full-year 2005 EPS of $2.15 to $2.23. Please see pages 11-12 of this news release for a breakdown of Merck's full-year 2005 financial guidance.

MERCK'S KEY FRANCHISES MAINTAIN LEADERSHIP POSITIONS

         Merck's major franchises continue to rank either first or second in their classes, in terms of worldwide sales, and to benefit from new indications and treatment options, as well as clinical results that support their safety and efficacy profiles.

         Worldwide sales of SINGULAIR, a once-daily oral medicine indicated for the treatment of chronic asthma and the relief of symptoms of seasonal allergic rhinitis, were strong, reaching $730 million by the end of the second quarter, representing growth of 14% as compared to the second quarter of 2004. U.S. mail-order-adjusted prescription levels for SINGULAIR increased by approximately 15% for the second quarter, as compared to the second quarter of 2004. Sales for the first six months were $1.5 billion, a 16% increase over the comparable 2004 period.

         The launch of a new indication in the European Union (EU) for SINGULAIR to treat symptoms of seasonal allergic rhinitis in asthmatic patients helped drive sales growth for SINGULAIR in Europe. SINGULAIR is the only respiratory therapy approved in the EU for the treatment of both asthma and seasonal allergic rhinitis in asthmatic patients. An indication for SINGULAIR for the treatment of allergic rhinitis was granted in the United States in early 2003.

         FOSAMAX remains the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis. FOSAMAX PLUS D, a new product that builds on the proven power of FOSAMAX to reduce the risk of both hip and spine fractures with a weekly dose of vitamin D, became available in late April. Global sales for the franchise reached $853 million during the second quarter, representing growth of 8% as compared to the second quarter of 2004. U.S. mail-order-adjusted prescription levels increased by approximately 6% for the second quarter, as compared to the second quarter of 2004. Sales for the first six months were $1.6 billion, a 5% increase compared to the first six months of 2004.

         FOSAMAX PLUS D is the only treatment for postmenopausal osteoporosis that offers proven fracture protection plus once-weekly vitamin D. Vitamin D insufficiency is associated with reduced calcium absorption, bone loss and increased risk of fracture.

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
                                       4


         On May 26, the European Commission's Committee for Medicinal Products for Human Use (CHMP) recommended marketing authorization for this product, which will be known in Europe as FOSAVANCE. If approved by the European Commission, marketing authorization for the EU will be granted within 90 days of the CHMP positive opinion. The approval of FOSAMAX PLUS D and FOSAVANCE will not extend the patent for FOSAMAX.

         Global sales of Merck's antihypertensive medicines, COZAAR and HYZAAR**, remained solid, reaching $785 million for the second quarter and representing growth of 8% as compared to the second quarter of 2004. U.S. mail-order-adjusted prescription levels for COZAAR and HYZAAR increased by approximately 3% for the second quarter as compared to the second quarter of 2004. Sales for the first six months were $1.5 billion, an 11% increase over the comparable 2004 period.

         ZOCOR, Merck's statin for modifying cholesterol, achieved worldwide sales of $1.2 billion in the second quarter, representing a decrease of 16% from the second quarter of 2004. U.S. mail-order-adjusted prescription levels for ZOCOR declined by approximately 6% for the second quarter as compared to the second quarter of 2004. Sales for the first six months were $2.3 billion, a 15% decrease from the comparable 2004 period.

         Sales of Merck's other promoted medicines and vaccines were $1.5 billion for the second quarter, representing growth of 9% as compared with the second quarter of 2004. Sales for the first six months were $2.9 billion, an 11% increase over the comparable 2004 period. These products treat or prevent a broad range of medical conditions, including infectious disease, glaucoma, benign prostate enlargement, migraine, arthritis and pain.

MERCK'S PARTNERSHIPS AND ALLIANCES

         Global sales of ZETIA and VYTORIN in the aggregate reached $507 million for the second quarter and combined new prescriptions reached 12.5% of the U.S. lipid-lowering market, according to the most recent weekly IMS Health data.

         Global sales of ZETIA (marketed as EZETROL in more than 80 countries outside the United States), the cholesterol-absorption inhibitor developed and marketed by the Merck / Schering-Plough partnership, reached $314 million in the second quarter, an increase of 30% compared with the second quarter of 2004. Sales for the first six months were $646 million, an increase of 50% over the comparable 2004 period. U.S. prescription levels for ZETIA increased by 6.7% for the quarter, according to IMS Health.

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** COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
Company, Wilmington, Del.

         Global sales of VYTORIN (marketed as INEGY in more than 35 countries outside the United States), also developed and marketed by the Merck / Schering-Plough partnership, reached $193 million in the second quarter and $372 million for the first six months of the year.

         VYTORIN was approved in the United States in July 2004 and is demonstrating consistent growth. During the second quarter of 2005, INEGY was launched in the United Kingdom, Portugal, the Netherlands and Ireland.

         Merck earns ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from the Company's relationship with AstraZeneca LP recorded by Merck was $337 million in the second quarter and $772 million in the first six months of the year.

MERCK'S PIPELINE CONTINUES TO PROGRESS

         Merck continues to make progress on its four investigational vaccines in late-stage development, three of which are already under review by the FDA and other regulatory agencies around the world. Collectively, these vaccines represent a significant new opportunity for Merck in the pediatric, adolescent and adult vaccine markets.

         PROQUAD, a vaccine against measles, mumps, rubella and varicella, is under standard FDA review following submission of a Biologics License Application (BLA) in August 2004. PROQUAD is an investigational vaccine for simultaneous vaccination against measles, mumps, rubella and varicella in children 12 months to 12 years of age. PROQUAD combines two established Merck vaccines, M-M-R II (Measles, Mumps, Rubella Virus Vaccine Live) and VARIVAX.

         In June, the FDA accepted for standard review the BLA for ROTATEQ, Merck's investigational pentavalent vaccine to protect against rotavirus gastroenteritis. Merck has submitted applications for licensure of ROTATEQ in Australia, Mexico and, through the Sanofi Pasteur-MSD joint venture, in the EU. Merck plans additional filings later this year in Canada and in countries in Asia and Latin America. It is estimated that virtually all children are infected with rotavirus, a highly contagious virus, by the time they reach three years of age. Rotavirus causes gastroenteritis and has been reported to result in approximately 70,000 hospitalizations and 100 deaths annually in the United States. Worldwide, rotavirus is responsible for approximately 500,000 deaths each year.

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
                                       6


         Also in June, the FDA accepted for standard review the BLA for ZOSTAVAX, Merck's investigational vaccine for the prevention of herpes zoster, commonly known as "shingles;" prevention of postherpetic neuralgia (PHN), the persistent, long-term nerve pain that is the most common complication of shingles; and the reduction of acute and chronic shingles-associated pain in adults. Sanofi Pasteur-MSD has submitted an application for licensure of ZOSTAVAX in the EU, and Merck plans additional filings later this year in Canada, Australia and in countries in Asia and Latin America. Shingles, the reactivation of the chickenpox virus in adults, affects an estimated 800,000 people in the United States annually. People over age 50 are most commonly affected. As the population continues to age, the occurrence of shingles is likely to increase. On June 1, the New England Journal of Medicine published results from the Shingles Prevention Study, a study in which ZOSTAVAX reduced the total burden of pain and discomfort caused by shingles by 61% and reduced the incidence of PHN by 67% when compared to placebo in more than 38,500 men and women aged 60 and older.

         Merck remains on track to submit a license application for GARDASIL to the FDA during the second half of 2005. GARDASIL is an investigational quadrivalent vaccine designed to target HPV types most commonly associated with cervical cancer and cervical pre-cancer, as well as types that cause external genital lesions. Cervical cancer, one of the leading cancers among women, results in approximately 290,000 deaths worldwide each year. In May, new data from Phase III clinical trials of GARDASIL presented at the annual meeting of the European Society of Pediatric Infectious Diseases showed that GARDASIL produced higher anti-HPV immune responses among adolescent males and females compared to young women.

         In other pipeline news, Merck presented three studies of Phase II data on Merck's DPP-IV inhibitor, sitagliptin (MK-0431), a potential new approach in the treatment of type 2 diabetes, at the 65th Annual Scientific Sessions of the American Diabetes Association (ADA) held in June. The studies showed that sitagliptin significantly improved glycemic control in patients with primarily mild-to-moderate hyperglycemia and in patients with more severe hyperglycemia, as compared with placebo. In these studies, sitagliptin was generally well tolerated. The Phase III studies of sitagliptin are under way and Merck anticipates filing the New Drug Application (NDA) with the FDA in 2006.

         Merck and Bristol-Myers Squibb Company are jointly developing and marketing PARGLUVA (muraglitazar), which is currently under review by the FDA. Clinical results for PARGLUVA, an investigational dual alpha/gamma PPAR (peroxisome proliferator-activated

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
                                       7


receptor)for the treatment of type 2 diabetes, were also presented at a late-breaking session of the ADA meeting.

         A Phase III, active-controlled study showed that PARGLUVA improved glycemic parameters significantly more than pioglitazone in patients with type 2 diabetes who were also taking metformin. In this study, significant effects were also seen on triglycerides and high-density lipoprotein cholesterol levels, and these effects were independent of statin use. In a Phase II dose-ranging study, patients with type 2 diabetes who received PARGLUVA had improved glycemic control that was maintained for up to 2 years.

         Results of a Phase II clinical trial with gaboxadol, potentially the first Selective Extrasynaptic GABAA Agonist (SEGA), a new class of sleep agents, were presented at the 19th Annual Meeting of the Associated Professional Sleep Societies (APSS) in late June. Gaboxadol demonstrated significant improvement over placebo in several study endpoints for both sleep initiation and sleep maintenance in patients with primary insomnia. Gaboxadol 15 mg also significantly increased the amount of slow-wave sleep patients experienced in this study. Slow-wave sleep is a measure of sleep quality. Gaboxadol was generally well tolerated with no observed next-day residual effects in this research trial. Merck and H. Lundbeck A/S of Denmark are collaborators in the clinical development and commercialization of gaboxadol, which is currently in Phase III development.

         Results from a Phase IIa study of suberoylanilide hydroxamic acid
(SAHA) were presented at the American Society of Clinical Oncology meeting in May. The study showed that SAHA, one of a new class of anti-tumor agents that inhibits histone deacetylase, reduced the tumor burden in patients with advanced, refractory cutaneous T-cell lymphoma (CTCL), an aggressive form of non-Hodgkin's lymphoma. A confirmatory Phase IIb study in CTCL is currently under way. Merck also is pursuing clinical studies with SAHA in diffuse large B-cell lymphoma (DLBCL), multiple myeloma and malignant pleural mesothelioma.

         In late June, Sumitomo Pharmaceuticals of Japan granted Merck an exclusive license for SM13496 (lurasidone) in all parts of the world except Japan, China, Korea and Taiwan. Lurasidone is an atypical antipsychotic compound currently in Phase II development for the treatment of schizophrenia, one of the most chronic and disabling of the severe mental illnesses.

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
                                       8


VIOXX UPDATE

         This update supplements information previously provided by the Company.

         As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in proceedings in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana, New Jersey state court, and California state court. As of June 30, the Company has been served or is aware that it has been named as a defendant in approximately 4,100 lawsuits, which include approximately 7,500 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 120 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the "VIOXX Product Liability Lawsuits").

         As previously reported, on June 30, 2005, the Texas Attorney General sued the Company over VIOXX, alleging that misrepresentations of the safety of VIOXX resulted in the Texas Medicaid program incurring additional costs to reimburse pharmacists for VIOXX prescriptions. The Company believes that it has meritorious defenses and will vigorously defend against this lawsuit.

         On June 9 and 10, 2005, the Scientific Advisory Panel and Public Forum on selective COX-2 inhibitor NSAIDS in Canada heard presentations from the Company as well as Health Canada and other companies relating to COX-2 inhibitors. On July 7, 2005, the Panel recommended to Health Canada by a 12 to 1 vote that VIOXX be allowed back on the market in Canada. The Company appreciated the opportunity to present data to the Panel and respects the Panel's recommendations with respect to selective COX-2 inhibitors. At this time, the Company has not made a decision whether to seek approval to bring VIOXX back to the market in Canada or elsewhere. The Company looks forward to discussions with Health Canada as well as the FDA and other regulatory authorities about VIOXX.

         The Ernst vs. Merck product liability trial is currently ongoing in Texas. The Company currently anticipates that one or more additional VIOXX Product Liability Lawsuits may go to trial in the second half of 2005. The Company cannot predict the timing of any trials with respect to the VIOXX Shareholder Lawsuits. The Company believes that it has meritorious defenses to the VIOXX Lawsuits and will vigorously defend against them. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the

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
                                       9


claimants seek indeterminate damages, the Company is unable to predict the outcome of these matters, and at this time cannot reasonably estimate the possible loss or range of loss with respect to the VIOXX Lawsuits. As of December 31, 2004, the Company had established a reserve of $675 million solely for its future legal defense costs related to the VIOXX Lawsuits and the VIOXX Investigations. In the second quarter, the Company did not increase the VIOXX legal defense reserve. The Company will continue to monitor its legal defense costs and review the adequacy of the associated reserves. The Company has not established any reserves for any potential liability relating to the VIOXX Lawsuits and the VIOXX Investigations. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX Investigations could have a material adverse effect on the Company's financial position, liquidity and results of operations.

         As of June 30, 2005, the VIOXX withdrawal process was substantially complete and the costs associated with the withdrawal were in line with the original amounts estimated by the Company.

EARNINGS CONFERENCE CALL

         Investors are invited to a live Web cast of Merck's second-quarter earnings conference call today at 9 a.m. EDT, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom). Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the Web cast will be available starting at 1 p.m. EDT today through 5 p.m. EDT on July 27. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 6882570.

ABOUT MERCK

           Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

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                                       10


FORWARD-LOOKING STATEMENT

This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

                                      # # #

                        MERCK FINANCIAL GUIDANCE FOR 2005

         Worldwide net sales will be driven by the Company's major products, including the impact of new studies and indications. Sales forecasts for those products for 2005 are as follows:

                                                              WORLDWIDE
      PRODUCT                                               2005 NET SALES
      -------                                            --------------------
      ZOCOR (Cholesterol modifying)                      $4.2 to $4.5 billion
      FOSAMAX (Osteoporosis)                             $3.3 to $3.6 billion
      COZAAR/HYZAAR (Hypertension)                       $2.9 to $3.2 billion
      SINGULAIR (Respiratory)                            $2.9 to $3.2 billion
      Other reported products*                           $5.9 to $6.2 billion

      *Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.

- Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2005, Merck anticipates these revenues to be approximately $1.4 to $1.6 billion.

- The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2005. Equity Income from Affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck's other joint venture relationships. Equity Income from Affiliates is expected to be approximately $1.4 to $1.6 billion for 2005.

- Merck continues to expect that manufacturing productivity will offset inflation on product costs.

- Product gross margin percentage is estimated to be approximately 77 to 78% for the full-year 2005.

- Research and Development expense (which excludes joint ventures) is estimated to continue at the same level as the full-year 2004 expense. The full-year 2004 level referred to includes acquired R&D expenses in that year.

- Marketing and Administrative expense is anticipated to increase at a low-to-mid single-digit percentage growth rate over the full-year 2004 level. The full-year 2004 level referred to excludes the following items: restructuring costs relating to previously announced position eliminations; costs related to the withdrawal of VIOXX; and the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation.

- The consolidated 2005 tax rate is estimated to be approximately 27.5 to 28.5% (excluding the net tax charge in the second quarter).

- Merck plans to continue its stock buyback program in 2005. As of June 30, $8.0 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

         Given these guidance elements, Merck anticipates full-year 2005 EPS of $2.44 to $2.52, excluding the net tax charge of $640 million in the second quarter. Merck anticipates reported full-year 2005 EPS of $2.15 to $2.23. Merck anticipates third-quarter EPS of $0.61 to $0.65.

         This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.

ABOUT MERCK

         Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

FORWARD-LOOKING STATEMENT

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

                                      # # #

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended June 30, 2005, compared with the corresponding period of the prior year.

                                                                       Merck & Co., Inc.
                                                                      Consolidated Results
                                                         (In Millions Except Earnings per Common Share)
                                                                     Quarter Ended June 30
                                                                          (Unaudited)
                                                       -------------------------------------------------
                                                                                                    %
                                                          2005                  2004             Change
                                                          ----                  ----             ------
Sales                                                    $5,467.5             $6,021.7             -9%

Costs, Expenses and Other
    Materials and production                              1,160.6              1,163.7              --
    Marketing and administrative (1)                      1,755.3              1,616.2               9
    Research and development (2)                            946.8                986.0              -4
    Equity income from affiliates                          (334.1)              (220.5)             52
    Other (income) expense, net                              14.0                 37.5             -63

Income Before Taxes                                       1,924.9              2,438.8             -21

Taxes on Income (3)                                       1,204.3                670.7

Net Income                                               $  720.6             $1,768.1             -59

Average Shares Outstanding
   Assuming Dilution                                      2,206.1              2,230.1

Earnings per Common Share
   Assuming Dilution                                     $   0.33             $   0.79             -58


Adjusted Net Income and Earnings per Common Share
         Net Income (4)                                  $1,360.9             $1,768.1             -23
         Earnings per Common Share
             Assuming Dilution (4)                       $   0.62             $   0.79             -22
         Effective Tax Rate                                  29.3%                27.5%

(1) 2004 Marketing and administrative expense includes $21 million for restructuring costs.

(2) Research and development expense includes licensing expense for research collaborations, including the initial payments of $100 million to Bristol-Myers Squibb and $20 million to Vertex in the second quarter of 2004.

(3) The effective tax rate was 62.6% and 27.5% for the second quarter of 2005 and 2004, respectively. Included in the second quarter 2005 is a net tax charge of $640 million, which included a $740 million charge related to the decision to repatriate $15 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004 (AJCA), partially offset by a $100 million benefit associated with a decision to implement certain tax planning strategies. This net tax charge resulted in an increase of 33.3 percentage points to the effective tax rate for the second quarter of 2005.

(4) The difference between as reported net income and earnings per common share and adjusted net income and earnings per common share is the exclusion of $640 million of net tax charge, or $0.29 per share, as described in footnote (3).

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the six months ended June 30, 2005, compared with the corresponding period of the prior year.

                                                                       Merck & Co., Inc.
                                                                      Consolidated Results
                                                         (In Millions Except Earnings per Common Share)
                                                                    Six Months Ended June 30
                                                                          (Unaudited)
                                                       -------------------------------------------------
                                                                                                   %
                                                         2005                  2004              Change
                                                         ----                  ----              ------
Sales                                                  $10,829.8            $11,652.6             -7%

Costs, Expenses and Other
    Materials and production                             2,432.0              2,311.9               5
    Marketing and administrative (1)                     3,368.6              3,227.6               4
    Research and development (2)                         1,793.4              1,982.3             -10
    Equity income from affiliates                         (650.4)             (415.2)              57
    Other (income) expense, net                             40.6              (235.7)              *

Income Before Taxes                                      3,845.6              4,781.7             -20

Taxes on Income (3)                                      1,754.9              1,395.0

Net Income                                             $ 2,090.7            $ 3,386.7             -38

Average Shares Outstanding
   Assuming Dilution                                     2,208.1              2,231.2

Earnings per Common Share
   Assuming Dilution                                   $    0.95            $    1.52             -38

Adjusted Net Income and Earnings per Common Share
         Net Income (4)                                $ 2,731.0            $ 3,386.7             -19
         Earnings per Common Share
             Assuming Dilution (4)                     $    1.24            $    1.52             -18
         Effective Tax Rate                                 29.0%                29.2%

* > 100%

(1) 2004 Marketing and administrative expense includes $55 million for restructuring costs.

(2) Research and development expense includes acquired research expense of $125 million resulting from the acquisition of Aton Pharma, Inc. in 2004 and licensing expense for research collaborations, including the initial payments of $100 million to Bristol-Myers Squibb, $70 million to Lundbeck and $20 million to Vertex in 2004.

(3) The effective tax rate was 45.6% and 29.2% for the first six months of 2005 and 2004, respectively. Included in the second quarter 2005 is a net tax charge of $640 million, which included a $740 million charge related to the decision to repatriate $15 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004 (AJCA), partially offset by a $100 million benefit associated with a decision to implement certain tax planning strategies. This net tax charge resulted in an increase of 16.6 percentage points to the effective tax rate for the first six months of 2005.

(4) The difference between as reported net income and earnings per common share and adjusted net income and earnings per common share is the exclusion of $640 million of net tax charge, or $0.29 per share, as described in footnote (3).